Exhibit 99.1

PRESS RELEASE

Contact: Michael Lewis

Manager of Communications

Dover International Speedway

mlewis@dovermotorsports.com

Dover International Speedway to host NASCAR Cup Series doubleheader as part of unprecedented six races in three days on Aug. 21-23

DOVER, Del. (July 8, 2020) – NASCAR announced today that Dover International Speedway will host 311-mile NASCAR Cup Series races on back-to-back days on Saturday, Aug. 22 and Sunday, Aug. 23 as part of an unprecedented weekend of racing at the world’s fastest one-mile oval.

The “Drydene 311” NASCAR Cup Series race remains on its original Sunday, Aug. 23 date (4 p.m., NBCSN), while the May 3 NASCAR Cup Series race – postponed due to the coronavirus (COVID-19) pandemic – now moves to Saturday, Aug. 22 (4 p.m., NBCSN). Each day also includes a 200-mile NASCAR Xfinity Series race, including the postponed event from Saturday, May 2. The Saturday, Aug. 22 Xfinity Series race will start at 12:30 p.m. (NBCSN) while the Sunday, Aug. 23 event will begin at 1 p.m. (NBCSN).

Friday, Aug. 21 is the new date for the postponed NASCAR Gander RV & Outdoors Truck Series race (5 p.m., FS1). The “General Tire 125” ARCA Menards Series East race is also scheduled for Friday, Aug. 21 at 2 p.m.

It is believed to be the first time in NASCAR history that one track will host six points-paying events across one weekend of racing.

Speedway officials remain in consultation with local, state and federal health officials, as well as Delaware Gov. John Carney, on whether fans will be allowed in the stands with appropriate social distancing for the August events. New fan procedures would include distancing in grandstands and concession lines, enhanced cleaning in high-traffic areas, added hand sanitizer stations and infield access limited to race team and track personnel only.

Fans can call (800) 441-RACE to speak with a ticket office representative to review their accounts and options.

“Six races, three days and one hungry Miles the Monster. We are certainly looking forward to a historic weekend here in Dover,” said Mike Tatoian, Dover International Speedway’s president and CEO. “We appreciate the cooperation we’ve received from not only NASCAR and our network partners but also from state and community leaders in preparation for these events. As we continue to collaborate with all of the stakeholders, public safety remains our top priority. We will continue to monitor the situation and plan for best health practices for all involved as we get closer to our race weekend.”

Follow Speedway news and updates, including on potential fan attendance in August, on DoverSpeedway.com and keep track of the latest announcements via social media at Facebook.com/DoverInternationalSpeedway, or on Twitter and Instagram at @MonsterMile.

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About Dover Motorsports, Inc.

Dover Motorsports, Inc. (NYSE: DVD) is a promoter of NASCAR sanctioned motorsports events whose subsidiaries own and operate Dover International Speedway in Dover, Del. and Nashville Superspeedway near Nashville, Tenn. The company also plays host to the Firefly Music Festival, produced by AEG Presents. For more information, visit www.DoverMotorsports.com.